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                                                                    EXHIBIT 99.1

PRESS RELEASE
CONTACT INFORMATION:
Wayne W. Byers, CFO
(770) 805-6873
wbyers@ebank.com

           EBANK TO LAUNCH INTERNET BASED MORTGAGE LENDING SUBSIDIARY

ATLANTA, GA, April 21, 2006 -- ebank Financial Services, Inc. (OTC BB: EBDC), the parent company of ebank, announced today that it has executed an agreement with Madison Mortgage Corporation to establish ebank Mortgage, LLC, an internet based mortgage lending operation.

ebank Mortgage, LLC plans to originate first and second mortgage loans and home equity credit lines via the Internet in all 50 states beginning on or about June 1, 2006.

"With ebank Mortgage, LLC we will have a state-of-the-art internet based mortgage lending operation which will allow ebank to aggressively compete for mortgage loans and home equity lines on a nationwide basis," said James L. Box, president and chief executive officer of ebank.

ebank Mortgage, LLC is 51% owned by ebank and 49% owned by Madison Mortgage Corporation, an entity owned by Edward L. Terry and Gary R. Rhineheart. "By launching ebank Mortgage, LLC we'll have the opportunity to leverage ebank's internet banking technology and Federal Charter by combining it with Madison Mortgage Corporation's processing and servicing infrastructure to become a highly competitive mortgage lender across the entire country," said Lou Barrette, president of ebank Mortgage, LLC.

To learn more about ebank, consumers can visit www.ebank.com or call 1-888-278-9898.

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ABOUT EBANK FINANCIAL SERVICES, INC.

Based in Atlanta, GA, ebank Financial Services, Inc., a unitary thrift holding company, serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com or call 1-888-278-9898.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.